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                                                                   EXHIBIT 10.50



                            INTERPLAY PROMISSORY NOTE


$10,809,076                                                       APRIL 30, 2002


            FOR VALUE RECEIVED, and pursuant to that certain Stock Purchase Agreement dated as of April 23, 2002 by and among INFOGRAMES, INC., a Delaware corporation ("BUYER"), Shiny Entertainment, Inc., INTERPLAY ENTERTAINMENT CORP., a Delaware corporation ("INTERPLAY"), Shiny Group, Inc. and David Perry ("STOCK PURCHASE AGREEMENT"), Buyer unconditionally promises pursuant to this Promissory Note ("NOTE") to pay to Interplay in the manner, and on the dates and place hereinafter provided, a sum equal to a principal amount of $10,809,076 (representing the sum of $10,682,076 plus $127,000, which is the decrease in the Closing Date Adjustment of $811,938 as compared to the projected $938,938, per the Stock Purchase Agreement), subject to further adjustment pursuant to Section 7 below.

            Section 1. NO INTEREST. The unpaid principal amount will not bear interest.

            Section 2. PAYMENTS.

            (a) Buyer will pay the principal amount of this Note on the dates set forth on Schedule A (the date of the last such payment being the "MATURITY DATE"), subject to modification as provided in Section 7 below. Buyer will also pay any costs, expenses, or other amounts due and payable hereunder on the Maturity Date.

            (b) All payments of principal, costs, expenses and other amounts due and payable in respect of this Note will be delivered to Interplay at 16815 Von Karman Avenue, Irvine, California 92606, or at such other address as Interplay may in writing notify Buyer, or to BioWare Corp. ("BioWare"), a Canadian corporation, pursuant to Section 6.10 of the Stock Purchase Agreement and Section 2(c) of this Note. If payment on this Note is stated to be due on a day that is not a Business Day (as defined below), such payment will instead be made on the next Business Day. "BUSINESS DAY" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close. Each payment made prior to the Maturity Date hereunder will be credited first to any fees, costs, or other amounts due and payable to Interplay hereunder, and the remainder of such payment will be credited to principal. Each of Interplay and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder; provided, however, that the failure to make a notation of
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      any payment made on this Note will not limit or otherwise affect the obligation of Buyer hereunder with respect to payments of principal on this Note.

            (c) Pursuant to Section 6.10 of the Stock Purchase Agreement, Interplay has irrevocably instructed Buyer to pay certain amounts owed by Interplay to BioWare out of amounts due to Interplay under this Note. Any such payments made by Buyer will be in full satisfaction of an amount of the principal amount owed to Interplay by Buyer under this Note equal to the amount of such payment made to BioWare, and upon any such payment, the principal amount of this Note will be reduced by the amount of such payment to the same extent as though paid directly to Interplay.

            Section 3. VOLUNTARY PREPAYMENTS. Buyer will have the right at any time and from time to time prior to the Maturity Date to prepay the principal of this Note in whole or in part, without premium or penalty. Any prepayment hereunder will be accompanied by any fees, costs, or other amounts due and payable to Interplay hereunder.

            Section 4. SECURITY. This Note is being delivered by Buyer in connection with the Payment Guaranty of even date herewith ("GUARANTY") of Buyer's parent company, Infogrames Entertainment SA ("GUARANTOR").

            Section 5. EVENTS OF DEFAULT. The occurrence of any of the following events will constitute an "EVENT OF DEFAULT":

            (a) failure of Buyer to pay any principal under this Note when due, whether at stated maturity or otherwise, or other amount due and payable under this Note within three days after the date due; or

            (b) (i) a court having jurisdiction in the premises enters a decree or order for relief in respect of Buyer in an involuntary case under Title 11 of the United States Code entitled "BANKRUPTCY" (as now and hereinafter in effect, or any successor thereto, the "BANKRUPTCY CODE") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable federal or state law; or (ii) an involuntary case is commenced against Buyer under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Buyer or over all or a substantial part of its property has been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Buyer for all or a substantial part of its property has occurred; or a warrant of attachment, execution, or similar process will have been issued against any substantial part of the property of Buyer, and, in the case of any event described in this clause (ii), such event will have continued for 30 days unless dismissed, bonded or discharged; or

            (c) an order for relief has been entered with respect to Buyer or Buyer commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to


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      the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Buyer makes an assignment for the benefit of creditors; or

            (d) at any time after the date hereof, the Guaranty, or any other document delivered pursuant hereto or thereto will cease to be in full force and effect or will be declared null or void, or Buyer or Guarantor contests the validity or enforceability of this Note, the Guaranty, or any other document delivered pursuant hereto or thereto; or

            (e) any representation, warranty or statement made by the Buyer herein or by Guarantor in the Guaranty or any other document delivered pursuant hereto or thereto will prove to have been untrue in any material respect on the date as of which made or deemed made; or

            (f) the Buyer or Guarantor will default in the due performance or observance by it or them of any material term, covenant, or agreement applicable to it or them contained in this Note, the Guaranty, or any other document delivered pursuant hereto or thereto.

            Section 6. INTERPLAY REMEDIES. Upon the occurrence of any Event of Default specified pursuant to Section 5(b) or Section 5(c), the outstanding principal amount of this Note, as well as any fees, costs, or other amounts due and payable to Interplay hereunder, will become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Buyer). Upon the occurrence of an Event of Default pursuant to Sections 5(a), 5(d), 5(e) or 5(f) the outstanding principal amount of this Note, as well as any fees, costs, or other amounts due and payable to Interplay hereunder, will become immediately due and payable upon written notice from Interplay to Buyer.

            Section 7. ADJUSTMENT TO PRINCIPAL AMOUNT AND STATED MATURITY OF PAYMENTS. The principal amount owed to Interplay under this Note and the stated maturity of certain payments hereunder is to be adjusted upon the occurrence of the following events:

            (a) If, pursuant to the Stock Purchase Agreement a Final Adjustment has been determined and (1) that Final Adjustment increases the Interplay Purchase Price, the final payment on the principal amount owed to Interplay under this Note will be increased by the amount of such increase to the Interplay Purchase Price, or (2) that Final Adjustment decreases the Interplay Purchase Price, the final payment on the principal amount owed to Interplay under this Note (and, to the extent necessary, any earlier payments) will be decreased by the amount of such decrease to the Interplay Purchase Price; or

            (b) If, pursuant to the Stock Purchase Agreement, Buyer has submitted a Final Balance Sheet that indicates a Final Adjustment that Interplay has timely disputed (the amount of the Final Adjustment asserted by Buyer and so disputed by Interplay being the


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"DISPUTED AMOUNT"), the principal amount owed to Interplay under this Note will be increased or decreased, as the case may be, by the amount of any undisputed portion of the Final Adjustment as asserted by Buyer (to be applied to the final payment on the principal amount as described below). Further, the final payment under this Note will be split into two payments, (1) the first of which will equal the amount of the final payment, plus or minus the adjustment referenced in the preceding sentence, and minus the Disputed Amount, and (2) the second of which will equal the Disputed Amount, adjusted to reflect any increase or decrease as a result of the final determination of the Final Adjustment. The stated maturity date for the payment referenced in clause (1) above will be the date set forth on Schedule A for the last payment under this note. The stated maturity date for the payment referenced in clause (2) above will be five business days after final determination of the Final Adjustment pursuant to the Stock Purchase Agreement.

            Section 8. WAIVER OF SET OFF. Except as expressly provided in
      Section 2(c) and Section 7 above, Buyer, to the fullest extent permitted by law, hereby waives any right of set off, recoupment or similar remedies that Buyer may now or hereafter have under applicable law.

            Section 9. MISCELLANEOUS.

            (a) Any notice or other communication provided for in this Note will be in writing and sent, if to Interplay to its principal offices at the address listed above or at such other address as Interplay may from time to time in writing designate and if to Buyer at the address listed on the signature page hereto or at such address as Buyer may from time to time in writing designate. Each such notice or other communication will be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9(a) and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails, registered or certified postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

            (b) No failure or delay on the part of Interplay to exercise any right, power, or privilege hereunder or under any document delivered pursuant hereto will operate as a waiver of any default or an acquiescence therein, nor will any single or partial exercise of any such right, power, or privilege hereunder or under any document delivered pursuant hereto preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly provided in this Note and any other document delivered pursuant hereto are cumulative to, and not exclusive of, any rights or remedies that Interplay would otherwise have.

            (c) If any provision in or obligation under this Note will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

            (d) This Note will be binding upon Buyer and Interplay and their respective successors and assigns. None of the terms or provisions of this Note may be waived,


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      altered, modified or amended except in writing duly signed for and on behalf of Interplay and Buyer. This Note may not be assigned by either party without the prior written consent of the other party.

            (e) Buyer will indemnify Interplay, its officers, directors, employees, and representatives from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses, and disbursements, including but not limited to the reasonable fees and disbursements of counsel, incurred by any of them in connection with any collection on or enforcement of this Note, including any action or proceeding by Interplay seeking relief from the automatic stay in any Bankruptcy, insolvency, or like proceeding instituted by or against Buyer (but excluding any such liabilities, obligations and losses, to the extent incurred by reason of the gross negligence or willful misconduct of Interplay or any other such indemnified party).

            THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BUYER AND INTERPLAY HEREUNDER WILL BE GOVERNED BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Any legal action or proceeding against the Buyer or Interplay with respect to this Note may be brought in the courts of the State of California located in Los Angeles County or of the United States for the Central District of California, and, by execution and delivery of this Note, the Buyer and Interplay hereby irrevocably accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein will affect the right of Interplay or the Buyer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Buyer or Interplay in any other jurisdiction.

            The Buyer and Interplay hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING HEREUNDER.


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            IN WITNESS WHEREOF, Buyer has caused this Note to be executed and delivered as of the day and year first above written.


                               INFOGRAMES, INC., as Buyer

                               By:  /s/ Harry Rubin
                                    -----------------------------------------

                               Name:  Harry Rubin
                                      ---------------------------------------

                               Its: Senior Executive Vice President
                                    -----------------------------------------

                               Address: 417 Fifth Avenue, New York, NY  10016
                                        -------------------------------------

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                                   SCHEDULE A

                        TRANSACTIONS ON PROMISSORY NOTE*


                   Amount of          Outstanding
                   Principal        Principal Balance      Notation
     Date        Paid This Date        This Date           Made By
 May 15, 2002     $ 1,627,000         $9,182,076
 June 1, 2002     $ 3,500,000         $5,682,076
June 15, 2002               0
 July 1, 2002     $ 2,300,000         $3,382,072
July 15, 2002     $ 1,691,038*        $1,691,038*
July 31, 2002     $ 1,691,038*        $        0
    Total*        $10,809,076


*Subject to reduction of principal amount and extension of maturity date in accordance with Section 7 of this Note.